Exhibit 10.1

Material Sciences Corporation

2012 Incentive Compensation Plan

i

2.39.	“Plan”	5
2.40.	“Restricted Share”	6
2.41.	“Restricted Share Unit or “RSU”	6
2.42.	“Restriction”	6
2.43.	“Rule 16b-3”	6
2.44.	“SEC”	6
2.45.	“Section 16 Non-Employee Director”	6
2.46.	“Section 16 Person”	6
2.47.	“Settlement Date”	6
2.48.	“Share”	6
2.49.	“Stock Appreciation Right” or “SAR”	6
2.50.	“Strike Price”	6
2.51.	“Subsidiary”	6
2.52.	“Substitute Award”	7
2.53.	“Term”	7
2.54.	“Termination of Service”	7
2.55.	“Year”	7

Section 3.	Administration	7
3.1.	Committee.	7
3.2.	Powers of the Committee	8

Section 4.	Shares Subject to the Plan and Adjustments	10
4.1.	Number of Shares Available for Grants.	10
4.2.	Adjustments in Authorized Shares and Awards.	11
4.3.	Compliance with Code Section 162(m).	11
4.4.	Performance Based Exception Under Code Section 162(m).	12

Section 5.	Eligibility and General Conditions of Awards	14
5.1.	Eligibility	14
5.2.	Award Agreement	14
5.3.	General Terms and Termination of Service	14
5.4.	Non-transferability of Awards.	16
5.5.	Cancellation and Rescission of Awards	17
5.6.	Substitute Awards	17
5.7.	Exercise by Non-Grantee	17
5.8.	No Cash Consideration for Awards	17

Section 6.	Stock Options	17
6.1.	Grant of Options	17
6.2.	Award Agreement	17
6.3.	Option Price	18
6.4.	Vesting	18
6.5.	Grant of Incentive Stock Options	18
6.6.	Exercise and Payment.	19

Section 7.	Stock Appreciation Rights	20
7.1.	Grant of SARs	20
7.2.	Award Agreements	20

7.3.	Strike Price	20
7.4.	Vesting	20
7.5.	Exercise and Payment	20
7.6.	Grant Limitations	21

Section 8.	Restricted Shares	21
8.1.	Grant of Restricted Shares	21
8.2.	Award Agreement	21
8.3.	Consideration for Restricted Shares	21
8.4.	Vesting	21
8.5.	Effect of Forfeiture	21
8.6.	Escrow; Legends	21
8.7.	Shareholder Rights in Restricted Shares	22

Section 9.	Restricted Share Units	22
9.1.	Grant of Restricted Share Units	22
9.2.	Award Agreement	22
9.3.	Crediting Restricted Share Units	22

Section 10.	Deferred Shares	23
10.1.	Grant of Deferred Shares	23
10.2.	Award Agreement	23
10.3.	Deferred Shares Elections.	23
10.4.	Deferral Account.	24

Section 11.	Performance Units	25
11.1.	Grant of Performance Units	25
11.2.	Value/Performance Goals	25
11.3.	Earning of Performance Units	25
11.4.	Adjustment on Change of Position	26

Section 12.	Annual Incentive Awards	26
12.1.	Annual Incentive Awards	26
12.2.	Determination of Amount of Annual Incentive Awards.	26
12.3.	Time of Payment of Annual Incentive Awards	27
12.4.	Form of Payment of Annual Incentive Awards	27

Section 13.	Dividend Equivalents	27

Section 14.	Change in Control	27
14.1.	Acceleration of Vesting	27
14.2.	Special Treatment in the Event of a Change in Control	28

Section 15.	Amendments and Termination	28
15.1.	Amendment and Termination.	28
15.2.	Previously Granted Awards	29

Section 16.	Beneficiary Designation	29

Section 17.	Withholding	29
17.1.	Required Withholding.	29
17.2.	Notification under Code Section 83(b)	30

Section 18.	General Provisions	30
18.1.	Governing Law	30
18.2.	Severability	30
18.3.	Successors	30
18.4.	Requirements of Law	30
18.5.	Limit on Repricing	31
18.6.	Securities Law Compliance	31
18.7.	Code Section 409A	31
18.8.	Clawback	32
18.9.	Military Service	32
18.10.	Mitigation of Excise Tax	32
18.11.	No Rights as a Shareholder	32
18.12.	Awards Not Taken into Account for Other Benefits	32
18.13.	Non-Exclusivity of Plan	33
18.14.	No Trust or Fund Created	33
18.15.	No Right to Continued Service or Awards	33
18.16.	Construction	33
18.17.	No Fractional Shares	33
18.18.	Plan Document Controls	33

Material Sciences Corporation

2012 Incentive Compensation Plan

Section 1.

Establishment, Purpose and Duration

1.1. Effective Date and Purpose. Material Sciences Corporation, a Delaware corporation (the “Company”), hereby establishes the Material Sciences Corporation 2012 Incentive Compensation Plan (the “Plan”). The Plan is intended to assist the Company in attracting and retaining exceptionally qualified employees, consultants and directors upon whom, in large measure, the sustained progress, growth and profitability of the Company depend. The Plan was approved by the Company’s Board of Directors on May 2, 2012, subject to approval by the Company’s shareholders, and, if approved by shareholders, the Plan shall become effective on June 28, 2012 (the “Effective Date”).

1.2. Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Section 15, until the earlier to occur of (a) the date all Shares subject to the Plan shall have been purchased or acquired and the Restrictions on all Restricted Shares granted under the Plan shall have lapsed, according to the Plan’s provisions, and (b) ten (10) years from the Effective Date of the Plan. The termination of the Plan pursuant to this Section 1.2 shall not adversely affect any Awards outstanding on the date of such termination.

Section 2.

Definitions

As used in the Plan, in addition to terms elsewhere defined in the Plan, the following terms shall have the meanings set forth below:

2.1. “Annual Incentive Award” means a performance bonus determined under Section 12.

2.2. “Award” means any award of a Non-Qualified Stock Option, an Incentive Stock Option, a Stock Appreciation Right, Restricted Shares, Restricted Share Units, Deferred Shares, Performance Units, a Substitute Award, a Share, Dividend Equivalents or an Annual Incentive Award.

2.3. “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted hereunder between the Company and the Grantee.

2.4. “Beneficiary” means the Person designated in accordance with Section 16 to receive Plan benefits, if any, following a Grantee’s death.

2.5. “Board” means the Board of Directors of the Company.

2.6. “Bonus Opportunity” means a Grantee’s threshold, target and maximum bonus opportunity for a Year, and, if such bonus opportunity is based on a percentage of such Grantee’s base salary, it shall be based on the base salary in effect on the first day of such Year (or such later date as such person is designated as a Grantee) as determined by the Committee in its sole discretion within the first ninety (90) days of such Year (or before such later date as such person is designated as a Grantee).

2.7. “Cause” means, as determined by the Committee and with respect to a Grantee, the occurrence of one or more of the following: (a) commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its affiliates or any of their customers or suppliers; (b) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other conduct causing the Company or any of its affiliates public disgrace or disrepute or economic harm; (c) failure by the Grantee to perform duties as reasonably directed by the Company officer or other employee to whom the Grantee primarily reports (or, with respect to the Company’s Chief Executive Officer, the Board); (d) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its subsidiaries to the disadvantage or detriment of the Company or its affiliates; (e) breach of fiduciary duty, negligence or misconduct with respect to the Company or any of its affiliates; or (f) if the Grantee is party to an Employment Agreement, any breach of such agreement that is not cured to the Company’s Chief Executive Officer’s (or, with respect to such Chief Executive Officer, the Board’s) reasonable satisfaction within fifteen (15) days after written notice of such breach to the Grantee.

2.8. “Change in Control” means the occurrence of any one or more of the following:

(a) the acquisition by any Exchange Act Person or Exchange Act Persons acting in concert, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the outstanding stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire stock);

(b) the consummation of (i) any consolidation or merger of the Company, other than a consolidation or merger of the Company in which holders of its stock immediately prior to the consolidation or merger hold proportionately at least a majority of the outstanding common stock of the continuing or surviving corporation; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of more than eighty-five percent (85%) of the assets of the Company (“Transfer Transaction”), except where (A) the Company owns all of the outstanding stock of the transferee entity or (B) the holders of the Company’s common stock immediately prior to the Transfer Transaction own proportionately at least a majority of the outstanding stock of the transferee entity, immediately after the Transfer Transaction; or (iii) any consolidation or merger of the Company where, after the consolidation or merger, one Exchange Act Person owns one hundred percent (100%) of the shares of stock of the Company (except where the holders of the Company’s common stock immediately prior to such merger or consolidation own proportionately at least a majority of the outstanding stock of such Exchange Act Person immediately after such consolidation or merger);

(c) consummation of a plan of liquidation of the Company.

Notwithstanding the foregoing, a Change in Control shall not occur with respect to a Deferred Compensation Award unless such Change in Control constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

2.9. “Code” means the Internal Revenue Code of 1986 (and any successor thereto), as amended from time to time. References to a particular section of the Code include references to regulations and rulings promulgated and in effect thereunder, and to any successor provisions.

2.10. “Committee” has the meaning set forth in Section 3.1(a).

2.11. “Common Stock” means common stock, par value $0.02 per share, of the Company.

2.12. “Company” has the meaning set forth in Section 1.1.

2.13. “Covered Employee” means a Grantee who, as of the last day of the fiscal year in which the value of an Award is includable in income for federal income tax purposes, is one of the group of “covered employees” (within the meaning of Code Section 162(m)) with respect to the Company.

2.14. “Deferred Compensation Award” means an Award that is not exempt from Code Section 409A and, thus, could be subject to adverse tax consequences thereunder.

2.15. “Deferred Share” means a right, granted as an Award under Section 10, to receive payment in the form of a Share (or measured by the value of a Share) at the end of a specified deferral period.

2.16. “Disability” means a mental or physical illness that entitles the Grantee to receive benefits under the long-term disability plan of his/her Employer, or if the Grantee is not covered by such a plan or the Grantee is not an employee of an Employer, a mental or physical illness that renders the Grantee totally and permanently incapable of performing the Grantee’s duties for the Company or a Subsidiary; provided, however, that the Grantee of a Deferred Compensation Award shall not be considered to have a Disability unless such Disability also constitutes a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4). Notwithstanding anything to the contrary in this Section 2.16, a Disability shall not qualify under the Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness, or (ii) an injury or disease contracted, suffered or incurred while participating in a criminal offense.

2.17. “Dividend Equivalent” means a right to receive payments equal to dividends or property, if and when paid or distributed, on Shares or Restricted Share Units.

2.18. “Effective Date” has the meaning set forth in Section 1.1.

2.19. “Eligible Person” means any (a) employee of an Employer, (b) non-employee director of the Company, or (c) consultant engaged by an Employer.

2.20. “Employer” means the Company or any Subsidiary.

2.21. “Employment Agreement” means an employment agreement, offer letter, consulting agreement or other written agreement between an Employer and an Eligible Person that relates to the terms and conditions of such person’s employment or other services for an Employer.

2.22. “Exchange Act” means the Securities Exchange Act of 1934 (and any successor thereto), as amended from time to time. References to a particular section of the Exchange Act include references to rules, regulations and rulings promulgated and in effect thereunder, and to any successors thereto.

2.23. “Exchange Act Person” has the meaning provided in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d); provided, however, that Exchange Act Person shall not include: (a) the Company or any of its subsidiaries; (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates; (c) an underwriter temporarily holding securities pursuant to an offering of such securities; or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2.24. “Exercise Date” means the date the Grantee, or other holder of an Award that is subject to exercise, delivers notice of such exercise to the Company, accompanied by such payment, attestations, representations and warranties or other documentation required under the Plan and applicable Award Agreement, or as the Committee may otherwise specify.

2.25. “Fair Market Value” means, as of any applicable date, (a) the closing sales price for one Share on such date as reported on the market system or stock exchange on which the Company’s Common Stock is then listed or admitted to trading, or on the last previous day on which a sale was reported if no sale of a Share was reported on such date, or (b) if the foregoing clause (a) does not apply, the fair market value of a Share as reasonably determined in good faith by the Board in accordance with Code Section 409A. For purposes of clause (b) of this Section 2.25, the determination of such Fair Market Value by the Board will be made no less frequently than every twelve (12) months and will either (i) use one of the safe harbor methodologies permitted under Treasury Regulation Section 1.409A-1(b)(5)(iv)(B)(2) (or such other similar regulation provision as may be provided) or (ii) include, as applicable, the value of tangible and intangible assets of the Company, the present value of future cash flows of the Company, the market value of stock or other equity interests in similar corporations and other entities engaged in trades or businesses substantially similar to those engaged in by the Company, the value of which can be readily determined through objective means (such as through trading prices or an established securities market or an amount paid in an arm’s length private transaction), and other relevant factors such as control premiums or discounts for lack of marketability and whether the valuation method is used for other purposes that have a material economic effect on the Company, its shareholders or its creditors.

2.26. “Grant Date” means the date on which an Award is granted, which date may be specified in advance by the Committee.

2.27. “Grantee” means an Eligible Person who has been granted an Award.

2.28. “Incentive Stock Option” means an Option granted under Section 6 that meets the requirements of Code Section 422.

2.29. “including” or “includes” means “including, but not limited to,” or “includes, but is not limited to,” respectively.

2.30. “Non-Qualified Stock Option” means an Option granted under Section 6 that is not an Incentive Stock Option.

2.31. “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

2.32. “Option Price” means the price at which a Share may be purchased by a Grantee pursuant to an Option.

2.33. “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m) that is contained in Code Section 162(m)(4)(C) (including, to the extent applicable, the special provision for stock options and stock application rights thereunder).

2.34. “Performance Goal” means the objective and/or subjective criteria determined by the Committee, the degree of attainment of which will affect (a) in the case of an Award other than an Annual Incentive Award, the amount of the Award the Grantee is entitled to receive or retain, and (b) in the case of an Annual Incentive Award, the portion of the individual’s Bonus Opportunity potentially payable as an Annual Incentive Award. Performance Goals may contain threshold, target and maximum levels of achievement and, to the extent the Committee intends an Award (other than an Option or SAR, but including an Annual Incentive Award) to comply with the Performance-Based Exception, the Performance Goals shall be chosen from among the Performance Measures.

2.35. “Performance Measures” has the meaning set forth in Section 4.4(a).

2.36. “Performance Period” means that period established by the Committee at the time any Performance Unit is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are to be measured.

2.37. “Performance Unit” means any grant pursuant to Section 11 of (a) a bonus consisting of cash or other property the amount or value of which, and/or the entitlement to which, is conditioned upon the attainment of any Performance Goals specified by the Committee, or (b) a unit valued by reference to a designated amount of property other than Shares.

2.38. “Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

2.39. “Plan” has the meaning set forth in Section 1.1 and also includes any appendices hereto.

2.40. “Restricted Share” means any Share issued as an Award under the Plan that is subject to Restrictions.

2.41. “Restricted Share Unit or “RSU” means the right granted as an Award under the Plan to receive a Share, conditioned on the satisfaction of Restrictions imposed by the Committee.

2.42. “Restriction” means any restriction on a Grantee’s free enjoyment of the Shares or other rights underlying Awards, including (a) a restriction that the Grantee or other holder may not sell, transfer, pledge, or assign a Share or right, and (b) such other restrictions as the Committee may impose in the Award Agreement (including any restriction on the right to vote such Share and the right to receive any dividends). Restrictions may be based upon the passage of time, the satisfaction of performance criteria and/or the occurrence of one or more events or conditions, and shall lapse separately or in combination upon such conditions and at such time or times, in installments or otherwise, as the Committee shall specify. Awards subject to a Restriction shall be forfeited if the Restriction does not lapse prior to such date, the occurrence of such event or the satisfaction of such other criteria as the Committee shall determine.

2.43. “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule.

2.44. “SEC” means the United States Securities and Exchange Commission, or any successor thereto.

2.45. “Section 16 Non-Employee Director” means a member of the Board who satisfies the requirements to qualify as a “non-employee director” under Rule 16b-3.

2.46. “Section 16 Person” means a person who is subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

2.47. “Settlement Date” means the payment date for Restricted Share Units or Deferred Shares, as set forth in Section 9.3(b) or 10.4(c), as applicable.

2.48. “Share” means a share of Common Stock.

2.49. “Stock Appreciation Right” or “SAR” means the right granted as an Award under the Plan to receive, as of the date specified in the Award Agreement, an amount equal to the product of the number of Shares with respect to which the SAR is exercised multiplied by the excess of (a) the Fair Market Value of one Share on the Exercise Date over (b) the Strike Price.

2.50. “Strike Price” means the per-Share price used as the baseline measure for the value of a SAR, as specified in the applicable Award Agreement.

2.51. “Subsidiary” means any Person that directly, or through one (1) or more intermediaries, is controlled by the Company and that would be treated as part of a single controlled group with the Company under Code Sections 414(b) and 414(c) if the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3) and Treasury Regulation 1.414(c)-2.

2.52. “Substitute Award” has the meaning set forth in Section 5.6.

2.53. “Term” means the period beginning on the Grant Date of an Option or SAR and ending on the date such Option or SAR expires, terminates or is cancelled.

2.54. “Termination of Service” means:

(a) with respect to awards other than Deferred Compensation Awards, the first day on which (i) an individual is for any reason no longer providing services to an Employer as an employee, director or consultant or (ii) with respect to an individual who is an employee or consultant to a Subsidiary, such entity ceases to be a Subsidiary of the Company and such individual is no longer providing services to the Company or another Subsidiary; provided, however, that the Committee shall have the discretion to determine when a Grantee, who terminates services as an employee but continues to provide services in the capacity of a consultant or director immediately following such termination, has incurred a Termination of Service; or

(b) with respect to Deferred Compensation Awards, a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

2.55. “Year” means the Company’s fiscal year.

Section 3.

Administration

3.1. Committee.

(a) The Plan shall be administered by the Compensation, Organization and Corporate Governance Committee of the Board, unless otherwise determined by the Board (the “Committee”). The members of the Committee shall be appointed by the Board from time to time and may be removed by the Board from time to time. To the extent the Board considers it desirable to comply with Rule 16b-3 and/or meet the Performance-Based Exception, the Committee shall consist of two or more directors of the Company, all of whom (i) are Section 16 Non-Employee Directors and/or (ii) qualify as “outside directors” within the meaning of Code Section 162(m), as applicable. The number of members of the Committee shall from time to time be increased or decreased, and shall be subject to such conditions, in each case if and to the extent the Board deems it appropriate to permit transactions in Shares pursuant to the Plan to satisfy such conditions of Rule 16b-3 and the Performance-Based Exception as then in effect.

(b) Subject to Section 4.4(c), the Committee may delegate, to the fullest extent permitted under applicable law, to the Chief Executive Officer of the Company any or all of the authority of the Committee with respect to the grant of Awards to Grantees, other than Grantees who are executive officers, or are (or are expected to be) Covered Employees and/or are Section 16 Persons at the time any such delegated authority is exercised.

3.2. Powers of the Committee. Subject to and consistent with the provisions of the Plan, the Committee shall have full power and authority and sole discretion as follows:

(a) to determine when, to whom (i.e., what Eligible Persons) and in what types and amounts Awards should be granted;

(b) to grant Awards to Eligible Persons in any number, and to determine the terms and conditions applicable to each Award, including (in each case, based on such considerations as the Committee shall determine) conditions intended to comply with Code Section 409A, the number of Shares or the amount of cash or other property to which an Award will relate, any Option Price or Strike Price, grant price or purchase price, any limitation or Restriction, any schedule for or performance conditions relating to the earning of the Award or the lapse of limitations, forfeiture restrictions, restrictive covenants, restrictions on exercisability or transferability, any Performance Goals, including those relating to the Company and/or a Subsidiary and/or any division thereof and/or an individual, and/or vesting based on the passage of time, satisfaction of performance criteria or the occurrence of one or more events or conditions;

(c) to determine the benefit (including any Bonus Opportunity) payable under any Award and to determine whether any performance, vesting or transfer conditions, including Performance Measures or Performance Goals, have been satisfied;

(d) to determine whether or not specific Awards shall be granted in connection with other specific Awards;

(e) to determine the Term of an Award;

(f) to determine the amount, if any, that a Grantee shall pay for a Restricted Share, whether to permit or require the payment of cash dividends thereon to be paid and/or deferred, and the terms related thereto, when a Restricted Share (including a Restricted Share acquired upon the exercise of an Option) shall be forfeited and whether such Share shall be held in escrow or other custodial arrangement;

(g) to determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited or surrendered or any terms of the Award may be waived, and to accelerate the exercisability of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time or to extend the period subsequent to the Termination of Service within which an Award may continue to vest and/or be exercised;

(h) to determine with respect to Awards granted to Eligible Persons whether, to what extent, and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award will be deferred, either at the election of the Grantee or, if and to the extent specified in the Award Agreement, automatically or at the election of the Committee (for purposes of limiting loss of deductions pursuant to Code Section 162(m) or otherwise) and to provide for the payment of interest or other rate of return determined with reference to a predetermined actual investment or independently set interest rate, or with respect to other bases permitted under Code Section 162(m), Code Section 409A or otherwise, for the period between the date of exercise and the date of payment or settlement of the Award;

(i) to determine whether a Grantee has a Disability;

(j) to determine whether and under what circumstances a Grantee has incurred a Termination of Service (e.g., whether a Termination of Service was for Cause);

(k) to make, amend, suspend, waive, and rescind rules and regulations relating to the Plan;

(l) without the consent of the Grantee, to make adjustments in the terms and conditions of, and the criteria in, Awards in recognition of unusual or non-recurring events (including events described in Section 4.2) affecting an Employer or the financial statements of an Employer, or in response to changes in applicable laws, regulations, accounting principles, or corporate governance standards; provided, however, that in no event shall such adjustment increase the value of an Award for a person expected to be a Covered Employee for whom the Committee desires to have the Performance-Based Exception apply;

(m) to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(n) to determine the terms and conditions of all Award Agreements applicable to Eligible Persons (which need not be identical) and, with the consent of the Grantee (except as provided in this Section 3.2(n), and Sections 5.5 and 15.2), to amend any such Award Agreement at any time; provided, however, that the consent of the Grantee shall not be required for any amendment (i) that does not adversely affect the rights of the Grantee; (ii) that is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any (A) new law, regulation, accounting principle, or corporate governance standard, (B) change in an existing law, regulation, accounting principle, or corporate governance standard, or (C) interpretation of any of the foregoing in clauses (A) and (B); or (iii) to the extent the Award Agreement specifically permits amendment without consent;

(o) to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including (i) limiting the percentage of Awards that may from time to time be exercised by a Grantee, (ii) requiring the Grantee to enter into restrictive covenants, or (iii) subjecting an Award to a clawback or recoupment policy;

(p) to correct any defect, supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, any rules and regulations adopted hereunder, Award Agreements or any other instrument entered into or relating to an Award under the Plan; and

(q) to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations, including factual determinations, as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, any Subsidiary, any Grantee, any Eligible Person, any Person claiming any rights under the Plan from or through any Grantee, and any shareholder, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

All determinations of the Committee shall be made by a majority of its members; provided, however, that any determination affecting any Awards made or to be made to a member of the Committee may, at the Board’s election, be made by the Board.

Section 4.

Shares Subject to the Plan and Adjustments

4.1. Number of Shares Available for Grants.

(a) Subject to adjustment as provided in Section 4.2, the aggregate number of Shares that may be delivered under the Plan shall not exceed the sum of: (i) 1,000,000; plus (ii) the number of remaining Shares under the Material Sciences Corporation Amended and Restated 1992 Omnibus Stock Awards Plan for Key Employees (the “1992 Plan”) (i.e., Shares not subject to outstanding awards under the 1992 Plan nor delivered from the Shares reserved thereunder) as of the Effective Date of the Plan; plus (iii) the number of Shares that become available under the 1992 Plan after the Effective Date of the Plan pursuant to forfeiture, termination, lapse or satisfaction of an Award in cash or property other than Shares (the combined total of (i), (ii) and (iii) being referred to herein as the “Available Shares”). For purposes of this Section 4.1(a), each Share delivered pursuant to an Award shall reduce the Available Shares by one (1) Share; provided, however, that the number of Available Shares shall not be reduced for Substitute Awards or a SAR that, by its terms from and after its Grant Date, is payable only in cash. If any Shares subject to an Award granted hereunder are forfeited or such Award otherwise terminates without the delivery of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan. If any Award is settled in cash, the Shares subject to such Award that are not delivered shall again be available for grants under the Plan. The following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR; (ii) Shares used to pay the Option Price or withholding taxes related to an outstanding Award; and (iii) Shares repurchased on the open market with the proceeds of the Option Price.

(b) The Committee shall from time to time determine the appropriate methodology for calculating the number of Shares that have been delivered pursuant to the Plan. Shares delivered pursuant to the Plan may be, in whole or in part, authorized and unissued Shares, or treasury Shares, including Shares repurchased by the Company for purposes of the Plan.

(c) The maximum number of shares of Common Stock that may be issued under the Plan in this Section 4.1 shall not be affected by (i) the cash payment of dividends or Dividend Equivalents in connection with outstanding Awards, or (ii) any Shares required to satisfy Substitute Awards.

4.2. Adjustments in Authorized Shares and Awards.

(a) In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, or other securities or property), stock split or combination, forward or reverse merger, reorganization, subdivision, consolidation or reduction of capital, recapitalization, consolidation, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of: (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted; (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards; (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; (iv) the number and kind of Shares subject to an outstanding Restricted Share Award or relating to any other outstanding Award in connection with which Shares are subject; and (v) the number of Shares with respect to which Awards may be granted to a Grantee; provided, however, that, in each case, with respect to an Incentive Stock Option intended to continue to qualify as an Incentive Stock Option after such adjustment, no such adjustment shall be authorized to the extent that such adjustment would cause such Incentive Stock Option to fail to continue to qualify under Code Section 424(a); and provided, further, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(b) Notwithstanding Section 4.2(a), any adjustments made pursuant thereto shall be made in such a manner as to ensure that, after such adjustment, Awards continue not to constitute non-qualified deferred compensation subject to Code Section 409A (or if such Awards are already subject to Code Section 409A, so as not to give rise to adverse tax consequences thereunder).

4.3. Compliance with Code Section 162(m).

(a) Section 162(m) Compliance. To the extent the Committee determines that compliance with the Performance-Based Exception is desirable with respect to an Award, this Section 4.3 and Section 4.4 shall apply. In the event that changes are made to Code Section 162(m) to permit flexibility with respect to any Awards available under the Plan, the Committee may, subject to this Section 4.3, make any adjustments to such Awards as it deems appropriate.

(b) Annual Individual Limitations. No Grantee may be granted Awards for Options or SARs with respect to a number of Shares in any one (1) Year exceeding 100,000 Shares. No Grantee may be granted Awards for Restricted Shares, Deferred Shares, Restricted Share Units

or Performance Units (or any other Award other than an Option or SAR that is determined by reference to the value of Shares or appreciation in the value of Shares) with respect to a number of Shares in any one (1) Year exceeding 100,000 Shares. If an Award denominated in Shares is cancelled, the Shares subject to the cancelled Award continue to count against the maximum number of Shares that may be granted to a Grantee in any Year. All Shares specified in this Section 4.3(b) shall be adjusted to the extent necessary to reflect adjustments to Shares required by Section 4.2. No Grantee may be granted a cash Award that would have a maximum payout, during any Year, exceeding $5,000,000. No Grantee may be granted a cash Award for a Performance Period of more than one (1) Year that would have a maximum payout, during the Performance Period, that would exceed $5,000,000.

4.4. Performance Based Exception Under Code Section 162(m).

(a) Performance Measures. Subject to Section 4.4(d), unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general Performance Measures set forth in this Section 4.4(a), for Awards (other than Options and SARs) designed to qualify for the Performance-Based Exception, the objective performance criteria shall be based upon one or more of the following (each, a “Performance Measure”):

(i) Earnings before any or all tax;

(ii) Earnings before any or all of interest, tax, depreciation or amortization (actual and adjusted and either in the aggregate or on a per-Share basis);

(iii) Earnings (either in the aggregate or on a per-Share basis);

(iv) Net income or loss (either in the aggregate or on a per-Share basis);

(v) Operating profit;

(vi) Cash flow (either in the aggregate or on a per-Share basis);

(vii) Free cash flow (either in the aggregate on a per-Share basis);

(viii) Costs;

(ix) Gross or net revenues;

(x) Reductions in expense levels;

(xi) Operating and maintenance cost management and employee productivity;

(xii) Share price or total shareholder return (including growth measures and total shareholder return or attainment by the Shares of a specified value for a specified period of time);

(xiii) Return on equity;

(xiv) Return on average assets or average equity;

(xv) Book value per Share;

(xvi) Net economic value;

(xvii) Economic value added or economic value added momentum;

(xviii) Aggregate product unit and pricing targets;

(xix) Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, sales, credit quality, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets and goals relating to acquisitions or divestitures;

(xx) Achievement of objectives relating to diversity, employee turnover or other human capital metrics;

(xxi) Results of customer satisfaction surveys or other objective measures of customer experience; and/or

(xxii) Debt ratings, debt leverage and debt service;

provided, however, that applicable Performance Measures may be applied on a pre- or post-tax basis; and provided, further, that the Committee may, on the Grant Date of an Award intended to comply with the Performance-Based Exception, and in the case of other Awards, at any time, provide that the formula for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, non-recurring gain or loss.

(b) Flexibility in Setting Performance Measures. For Awards intended to comply with the Performance-Based Exception, the Committee shall set the Performance Measures within the time period prescribed by Code Section 162(m). The levels of performance required with respect to Performance Measures may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance Measures may differ for Awards to different Grantees. The Committee shall specify the weighting (which may be the same or different for multiple objectives) to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. Any one or more of the Performance Measures may apply to the Grantee, a department, unit, division or function within the Company or any one or more Subsidiaries, and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

(c) Adjustments. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished Performance Goals; provided, however, that Awards designed to qualify for the Performance-Based Exception may not (unless the Committee determines to amend the Award so that it no longer qualifies for the Performance-Based Exception) be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward). The Committee may not, unless the Committee determines to amend the

Award so that it no longer qualifies for the Performance-Based Exception, delegate any responsibility with respect to Awards intended to qualify for the Performance-Based Exception. All determinations by the Committee as to the achievement of the Performance Measure(s) shall be in writing prior to payment of the Award.

(d) Changes to Performance Measures. In the event that applicable laws, rules or regulations change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, and still qualify for the Performance-Based Exception, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

Section 5.

Eligibility and General Conditions of Awards

5.1. Eligibility. The Committee may in its discretion grant Awards to any Eligible Person, whether or not he/she has previously received an Award.

5.2. Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.

5.3. General Terms and Termination of Service. Except as provided in an Award Agreement or as otherwise provided below in this Section 5.3, all Options or SARs that have not been exercised, or any other Awards that remain subject to Restrictions or that are not otherwise vested or exercisable, at the time of a Termination of Service shall be cancelled and forfeited to the Company. Any Restricted Shares that are forfeited by the Grantee upon his/her Termination of Service shall be reacquired by the Company, and the Grantee shall sign any document and take any other action required to assign such Shares back to the Company.

(a) Options and SARs. Except as otherwise provided in an Award Agreement:

(i) If the Grantee incurs a Termination of Service due to his or her death or Disability, (a) a pro rata portion of each unvested Option or SAR shall become immediately vested and exercisable upon the date of such Termination of Service, and (b) to the extent vested, such Options or SARs shall remain exercisable for a period of one (1) year from the date of such Termination of Service (but not beyond the original Term). The number of Shares subject to the Option or SAR that become vested equals the product of the number of Shares subject to such Option or SAR multiplied by a fraction, the numerator of which is the number of whole or partial calendar months that have elapsed from the Grant Date and the denominator of which is the number of whole or partial months that would have had to elapse for such Option or SAR to fully vest if the Grantee had not incurred a Termination of Service; provided, however, that such product is reduced by the number of Shares subject to such Option or SAR that were already vested immediately prior to the date of such Termination of Service. To the extent the Option or SAR is not exercised at the end of such one (1)-year period, it shall be immediately cancelled and forfeited to the Company.

(ii) If the Grantee either incurs an involuntary Termination of Service by an Employer without Cause (and not due to such Grantee’s death or Disability), an Option or SAR may thereafter be exercised, to the extent it was vested and exercisable at the time of such Termination of Service, for a period of ninety (90) days from the date of such Termination of Service (but not beyond the original Term). To the extent the Option or SAR is not exercised at the end of such ninety (90)-day period, the Option or SAR shall be immediately cancelled and forfeited to the Company. To the extent the Option or SAR is not vested and exercisable on the date of such Termination of Service, it shall be immediately cancelled and forfeited to the Company.

(iii) If the Grantee incurs an involuntary Termination of Service for Cause, all unexercised Options and SARs (whether vested or unvested) shall be immediately canceled and forfeited to the Company.

(iv) If the Grantee either incurs a Termination of Service that is voluntary on his/her part (and not due to such Grantee’s death or Disability), any Option or SAR may thereafter be exercised, to the extent it was vested and exercisable at the time of such Termination of Service, for a period of thirty (30) days from the date of such Termination of Service (but not beyond the original Term). To the extent the Option or SAR is not exercised at the end of such thirty (30)-day period, the Option or SAR shall be immediately cancelled and forfeited to the Company. To the extent the Option or SAR is not vested and exercisable on the date of such Termination of Service, it shall be immediately cancelled and forfeited to the Company.

(b) Restricted Shares. Except as otherwise provided in an Award Agreement:

(i) If the Grantee incurs a Termination of Service due to his or her death or Disability, a pro rata portion of each unvested Restricted Share Award shall become immediately vested and no longer subject to the applicable Restrictions upon the date of such Termination of Service. The number of Restricted Shares to become vested equals the product of the number of Shares granted in the applicable Restricted Share Award multiplied by a fraction, the numerator of which is the number of whole or partial calendar months that have elapsed from the Grant Date and the denominator of which is the number of whole or partial months that would have had to elapse for such Restricted Shares Award to fully vest if the Grantee had not incurred a Termination of Service; provided, however, that such product is reduced by the number of Shares that were already vested immediately prior to the date of such Termination of Service. Any Shares subject to a Restricted Share Award that are still subject to Restrictions and not vested either before or upon such Termination of Service shall be immediately forfeited on the date of such Termination of Service by the Grantee to the Company.

(ii) If Termination of Service occurs for any reason other than the Grantee’s death or Disability while the Grantee’s Restricted Shares are subject to Restrictions, all of such Grantee’s Restricted Shares that are unvested or still subject to Restrictions shall be forfeited by the Grantee.

(c) Dividend Equivalents. If Dividend Equivalents have been credited with respect to any Award and such Award (in whole or in part) is forfeited, all Dividend Equivalents issued in connection with such forfeited Award (or portion of an Award) shall also be forfeited to the Company.

(d) Waiver. Notwithstanding anything to the contrary in the Plan, the Committee may in its sole discretion as to all or part of any Award, at the time the Award is granted or thereafter, (i) determine that Awards shall become exercisable or vested, or Restrictions shall lapse; (ii) determine that Awards shall continue to become exercisable or vested in full or in installments, or Restrictions shall continue to lapse, after a Termination of Service; (iii) extend the period for exercise of Options or SARs following a Termination of Service (but not beyond the original Term); or (iv) provide that any Award shall, in whole or in part, not be forfeited upon such Termination of Service.

5.4. Non-transferability of Awards.

(a) Each Award and each right under any Award shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under applicable law, by the Grantee’s guardian or legal representative.

(b) No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, however, that the designation of a Beneficiary to receive benefits in the event of the Grantee’s death, or a transfer by the Grantee to the Company with respect to Restricted Shares, shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance for purposes of this Section 5.4(b). If so determined by the Committee, a Grantee may, in the manner established by the Committee, designate a Beneficiary or Beneficiaries to exercise the rights of the Grantee, and to receive any distribution with respect to any Award upon the death of the Grantee. A transferee, Beneficiary, guardian, legal representative or other Person claiming any rights under the Plan from or through any Grantee shall be subject to the provisions of the Plan and any applicable Award Agreement, except to the extent the Plan and Award Agreement otherwise provide with respect to such Persons, and to any additional restrictions or limitations deemed necessary or appropriate by the Committee.

(c) Notwithstanding Sections 5.4(a) and 5.4(b), to the extent provided in the applicable Award Agreement, Non-Qualified Stock Options may be transferred, without consideration, to a Permitted Transferee. For this purpose, (i) a “Permitted Transferee” in respect of any Grantee means any member of the Immediate Family of such Grantee, any trust of which all of the primary beneficiaries are such Grantee or members of his or her Immediate Family, or any partnership, limited liability company, corporation or similar entity of which all of the partners, members or shareholders are such Grantee or members of his or her Immediate Family, and (ii) the “Immediate Family” of a Grantee means the Grantee’s spouse, former spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces, nephews, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law, including adoptive relationships. Such Award may be exercised by such Permitted Transferee in accordance with the terms of such Award.

(d) Nothing herein shall be construed as requiring the Committee to honor the order of a domestic relations court regarding an Award, except to the extent required under applicable law.

5.5. Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexercised or unsettled Award at any time if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan, or is in violation of any restrictive covenant, Employment Agreement, or other agreement with an Employer.

5.6. Substitute Awards. The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate under the circumstances, grant Substitute Awards under the Plan. For purposes of this Section 5.6, “Substitute Award” means an Award granted under the Plan in substitution for stock and stock-based awards (“Acquired Entity Awards”) held by current and former employees or non-employee directors of, or consultants to, another corporation or entity who become Eligible Persons as the result of a merger, consolidation or combination of the employing corporation or other entity (the “Acquired Entity”) with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the Acquired Entity immediately prior to such merger, consolidation, acquisition or combination in order to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Award at such price as the Committee determines necessary to achieve such preservation of economic value.

5.7. Exercise by Non-Grantee. If any Award is exercised as permitted by the Plan by any Person other than the Grantee, the exercise notice shall be accompanied by such documentation as may reasonably be required by the Committee, including evidence of authority of such Person or Persons to exercise the Award and, if the Committee so specifies, evidence satisfactory to the Company that any estate taxes payable with respect to such Shares have been paid or provided for.

5.8. No Cash Consideration for Awards. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

Section 6.

Stock Options

6.1. Grant of Options. Subject to and consistent with the provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2. Award Agreement. Each Option grant shall be evidenced by an Award Agreement in such form as the Committee may approve that shall specify the Grant Date, the Option Price, the Term (which shall be ten (10) years from its Grant Date unless the Committee otherwise specifies a shorter period in the Award Agreement), the number of Shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions (including Restrictions) not inconsistent with the provisions of the Plan as the Committee shall determine.

6.3. Option Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. Subject to the adjustment permitted in Section 4.2, or except as otherwise permissible under Section 18.5, neither the Committee nor the Board shall have the authority or discretion to change the Option Price of any outstanding Option.

6.4. Vesting. Unless otherwise specified in the applicable Award Agreement, Section 5.3(a), or Section 14, an Option shall remain unvested and unexercisable until the third (3rd) anniversary of its Grant Date, and, upon such date, the Option shall become fully vested and exercisable.

6.5. Grant of Incentive Stock Options. At the time of the grant of any Option, the Committee may, in its discretion, designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option. Any Option designated as an Incentive Stock Option:

(a) shall be granted only to an employee of the Company or a Subsidiary Corporation (as defined below in this Section 6.5);

(b) shall have an Option Price of not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date, and, if granted to a person who owns capital stock (including stock treated as owned under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or any Subsidiary Corporation (a “10% Owner”), have an Option Price not less than one hundred ten percent (110%) of the Fair Market Value of a Share on its Grant Date;

(c) shall have a Term of not more than ten (10) years (five (5) years if the Grantee is a 10% Owner) from its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

(d) shall not have an aggregate Fair Market Value (as of the Grant Date) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other equity incentive plan of the Grantee’s employer or any parent or Subsidiary Corporation (“Other Plans”)) are exercisable for the first time by such Grantee during any calendar year (“Current Grant”), determined in accordance with the provisions of Code Section 422, that exceeds $100,000 (the “$100,000 Limit”);

(e) shall, if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to the Current Grant and all Incentive Stock Options previously granted under the Plan and any Other Plans that are exercisable for the first time during a calendar year (“Prior Grants”) would exceed the $100,000 Limit, be, as to the portion in excess of the $100,000 Limit, exercisable as a separate Non-Qualified Stock Option at such date or dates as are provided in the Current Grant;

(f) shall require the Grantee to notify the Committee of any disposition of any Shares delivered pursuant to the exercise of the Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”) within ten (10) days of such a Disqualifying Disposition;

(g) shall, by its terms, not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee; provided, however, that the Grantee may, to the extent provided in the Plan in any manner specified by the Committee, designate in writing a Beneficiary to exercise his or her Incentive Stock Option after the Grantee’s death; and

(h) shall, if such Option nevertheless fails to meet the foregoing requirements, or otherwise fails to meet the requirements of Code Section 422 for an Incentive Stock Option, be treated for all purposes of the Plan, except as otherwise provided in Sections 6.5(d) and (e), as a Non-Qualified Stock Option.

For purposes of this Section 6.5, “Subsidiary Corporation” means a corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of granting the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Notwithstanding the foregoing and Sections 3.2(n) and 15.2, the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option.

6.6. Exercise and Payment.

(a) Except as may otherwise be provided by the Committee in an Award Agreement, an Option shall be exercised by the delivery of a written notice (“Notice”) to the Company setting forth the number of whole Shares to be exercised, accompanied by full payment (including any applicable tax withholding) for the Shares made by any one or more of the following means on the Exercise Date (or such other date as may be permitted in writing by the Secretary of the Company):

(i) cash, personal check, money order, cashier’s check, or wire transfer;

(ii) with the approval of the Committee, Shares or Restricted Shares valued at the Fair Market Value of a Share on the Exercise Date; or

(iii) subject to applicable law and the Company’s policies, through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of applicable withholding taxes payable by Grantee by reason of such exercise.

(b) The Committee may, in its discretion, specify that, if any Restricted Shares (“Tendered Restricted Shares”) are used to pay the Option Price, (i) all the Shares acquired on exercise of the Option shall be subject to the same Restrictions as the Tendered Restricted Shares, determined as of the Exercise Date, or (ii) a number of Shares acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same Restrictions as the Tendered Restricted Shares, determined as of the Exercise Date.

(c) If the Option is exercised as permitted by the Plan by any Person other than the Grantee, the Notice shall be accompanied by documentation as may reasonably be required by the Company, including evidence of authority of such Person or Persons to exercise the Option.

(d) At the time a Grantee exercises an Option or to the extent provided by the Committee in the applicable Award Agreement, in lieu of accepting payment of the Option Price of the Option and delivering the number of Shares of Common Stock for which the Option is being exercised, the Committee may direct that the Company either (i) pay the Grantee a cash amount, or (ii) issue a lesser number of Shares of Common Stock, in any such case, having a Fair Market Value on the Exercise Date equal to the amount, if any, by which the aggregate Fair Market Value (or such other amount as may be specified in the applicable Award Agreement in the case of an exercise occurring concurrent with a Change in Control) of the Shares of Common Stock as to which the Option is being exercised exceeds the aggregate Option Price for such Shares, based on such terms and conditions as the Committee shall establish.

Section 7.

Stock Appreciation Rights

7.1. Grant of SARs. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant a SAR to any Eligible Person on a standalone basis or in tandem with an Option. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate.

7.2. Award Agreements. Each SAR grant shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall specify the Grant Date, the Strike Price, the Term (which shall be ten (10) years from its Grant Date unless the Committee otherwise specifies a shorter period in the Award Agreement), the number of Shares to which the SAR pertains, the time or times at which such SAR shall be exercisable and such other provisions (including Restrictions) not inconsistent with the provisions of the Plan as shall be determined by the Committee.

7.3. Strike Price. The Strike Price of a SAR shall be determined by the Committee in its sole discretion; provided, however, that the Strike Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date of the SAR.

7.4. Vesting. Unless otherwise specified in the applicable Award Agreement, Section 5.3(a), or Section 14, a SAR shall remain unvested and unexercisable until the third (3rd) anniversary of its Grant Date, and, upon such date, shall become fully vested and exercisable.

7.5. Exercise and Payment. Except as may otherwise be provided by the Committee in an Award Agreement, a SAR shall be exercised by the delivery of a written notice to the Company, setting forth the number of whole Shares with respect to which the SAR is to be exercised. No payment of a SAR shall be made unless applicable tax withholding requirements have been satisfied in accordance with Section 17.1 or otherwise. Any payment by the Company in respect of a SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

7.6. Grant Limitations. The Committee may at any time impose any other limitations or Restrictions upon the exercise of SARs that it deems necessary or desirable in order to achieve desirable tax results for the Grantee or the Company.

Section 8.

Restricted Shares

8.1. Grant of Restricted Shares. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Shares to any Eligible Person in such amounts as the Committee shall determine.

8.2. Award Agreement. Each grant of Restricted Shares shall be evidenced by an Award Agreement that shall specify the Restrictions, the number of Shares subject to the Restricted Share Award, and such other provisions not inconsistent with the provisions of the Plan as the Committee shall determine. The Committee may impose such Restrictions on any Award of Restricted Shares as it deems appropriate, including time-based Restrictions, Restrictions based upon the achievement of specific Performance Goals, Restrictions based on the occurrence of a specified event, Restrictions under applicable laws or pursuant to a regulatory entity with authority over the Company or a Subsidiary, and/or a combination of any of the foregoing.

8.3. Consideration for Restricted Shares. The Committee shall determine the amount, if any, that a Grantee shall pay for Restricted Shares.

8.4. Vesting. Unless otherwise specified in the applicable Award Agreement, Section 5.3(b), or Section 14, a Restricted Share shall remain subject to Restrictions until the third (3rd) anniversary of its Grant Date, and, upon such date, its Restrictions shall lapse.

8.5. Effect of Forfeiture. If a Restricted Share is forfeited, and if the Grantee was required to pay for such Restricted Share or acquired such Restricted Share upon the exercise of an Option, the Grantee shall be deemed to have resold such Restricted Share to the Company at a price equal to the lesser of (a) the amount paid by the Grantee for such Restricted Share or the Option Price, as applicable, and (b) the Fair Market Value of a Share on the date of such forfeiture. The Company shall pay to the Grantee the deemed sale price as soon as administratively practical. Such Restricted Share shall cease to be outstanding and shall no longer confer on the Grantee thereof any rights as a shareholder of the Company, from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company’s tender of payment for such Restricted Share.

8.6. Escrow; Legends. The Committee may provide that the certificate for any Restricted Share (a) shall be held (together with a stock power executed in blank by the Grantee) in escrow by the Secretary of the Company until such Restricted Share becomes non-forfeitable or vested and transferable, or is forfeited and/or (b) shall bear an appropriate legend restricting the transfer of such Restricted Share under the Plan. If any Restricted Share becomes non-forfeitable or vested and transferable, the Company shall cause the certificate for such Share to be delivered without such legend or shall cause a release of restrictions on a book-entry account maintained by the Company’s transfer agent.

8.7. Shareholder Rights in Restricted Shares. Restricted Shares, whether held by a Grantee or in escrow or other custodial arrangement by the Secretary of the Company, shall confer on the Grantee all rights of a shareholder of the Company, except as otherwise provided in the Plan or Award Agreement. At the time of a grant of Restricted Shares, the Committee may require the payment of cash dividends thereon to be deferred and, if the Committee so determines, reinvested in additional Restricted Shares. Stock dividends and deferred cash dividends issued with respect to Restricted Shares shall be subject to the same Restrictions and other terms (including forfeiture) as apply to the Restricted Shares with respect to which such dividends are issued. The Committee may, in its discretion, provide for payment of interest on deferred cash dividends.

Section 9.

Restricted Share Units

9.1. Grant of Restricted Share Units. Subject to and consistent with the provisions of the Plan and applicable requirements of Code Sections 409A(a)(2), (3) and (4), the Committee, at any time and from time to time, may grant Restricted Share Units to any Eligible Person, in such amount and upon such terms as the Committee shall determine. A Grantee shall have no shareholder voting rights with respect to Restricted Share Units.

9.2. Award Agreement. Each grant of Restricted Share Units shall be evidenced by an Award Agreement that shall specify the Restrictions, the number of Shares subject to the Restricted Share Units granted, and such other provisions not inconsistent with the Plan or Code Section 409A as the Committee shall determine. The Committee may impose such Restrictions on Restricted Share Units as it deems appropriate, including time-based Restrictions, Restrictions based on the achievement of specific Performance Goals, Restrictions based on the occurrence of a specified event, restrictions under securities laws or pursuant to a regulatory entity with authority over the Company or a Subsidiary, and/or a combination of any of the foregoing.

9.3. Crediting Restricted Share Units. The Company shall establish an account (“RSU Account”) on its books for each Eligible Person who receives a grant of Restricted Share Units. Restricted Share Units shall be credited to the Grantee’s RSU Account as of the Grant Date of such Restricted Share Units. RSU Accounts shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to RSU Accounts. The obligation to make distributions of securities or other amounts credited to RSU Accounts shall be an unfunded, unsecured obligation of the Company.

(a) Crediting of Dividend Equivalents. Except as otherwise provided in an Award Agreement, whenever dividends are paid or distributions made with respect to Shares, Dividend Equivalents shall be credited to RSU Accounts on all Restricted Share Units credited thereto as of the record date for such dividend or distribution. Such Dividend Equivalents shall be credited to the RSU Account in the form of additional Restricted Share Units in a number determined by dividing the aggregate value of such Dividend Equivalents by the Fair Market Value of a Share on the payment date of such dividend or distribution.

(b) Settlement of RSU Accounts. The Company shall settle an RSU Account by delivering to the holder thereof (which may be the Grantee or his/her Beneficiary, as applicable) a number of Shares equal to the whole number of Shares underlying the Restricted Share Units then credited to the Grantee’s RSU Account (or a specified portion in the event of any partial settlement); provided, however, that any fractional Shares underlying Restricted Share Units remaining in the RSU Account on the Settlement Date shall either be forfeited or distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional Restricted Share Unit, as determined by the Committee. Unless otherwise provided in an Award Agreement, the Settlement Date for all Restricted Share Units credited to a Grantee’s RSU Account shall be as soon as administratively practical following the date on which the Restrictions applicable to an Award of Restricted Share Units have lapsed, but in no event shall such Settlement Date be later than March 15 of the calendar year following the calendar year in which the Restrictions applicable to an Award of Restricted Share Units have lapsed. Unless otherwise provided in an Award Agreement, in the event of a Grantee’s Termination of Service prior to the lapse of such Restrictions, such Grantee’s Restricted Share Units shall be immediately cancelled and forfeited to the Company.

Section 10.

Deferred Shares

10.1. Grant of Deferred Shares. Subject to and consistent with the provisions of the Plan and applicable requirements of Code Sections 409A(a)(2), (3), and (4), the Committee, at any time and from time to time, may grant Deferred Shares to any Eligible Person in such number, and upon such terms, as the Committee, at any time and from time to time, shall determine (including, to the extent allowed by the Committee, grants at the election of a Grantee to convert Shares to be acquired upon lapse of Restrictions on Restricted Shares or Restricted Share Units into such Deferred Shares). A Grantee shall have no voting rights with respect to Deferred Shares.

10.2. Award Agreement. Each grant of Deferred Shares shall be evidenced by an Award Agreement that shall specify the number of Shares subject to the Deferred Share Award, the Settlement Date for such Deferred Shares and such other provisions as the Committee shall determine that are in accordance with the Plan and Code Section 409A.

10.3. Deferred Shares Elections.

(a) Making of Deferral Elections. If and to the extent permitted by the Committee, an Eligible Person may elect (a “Deferral Election”), at such times and in accordance with rules and procedures adopted by the Committee (which shall comport with Code Section 409A), to receive all or any portion of his salary, bonus and/or cash retainer (in the case of a director) (including any cash or Share Award other than Options or SARs) either in the form of a number of Deferred Shares equal to the quotient of the amount of salary, bonus and/or cash retainer or other permissible Award to be paid in the form of Deferred Shares divided by the Fair Market Value of a Share on the date such salary, bonus, cash retainer or other such Award would otherwise be paid in cash or distributed in Shares or pursuant to such other terms and conditions as the Committee may determine. The Grant Date for a Deferred Share Award made pursuant to a Deferral Election shall be the date the deferrable amount subject to a Deferral Election would otherwise have been paid to the Grantee in cash or Shares.

(b) Timing of Deferral Elections. An initial Deferral Election must be filed with the Company (pursuant to procedures established by the Committee) no later than December 31 of the calendar year preceding the calendar year in which the amounts subject to the Deferral Election would otherwise be earned, subject to such restrictions and advance filing requirements as the Company may impose. A Deferral Election shall be irrevocable as of the filing deadline, unless the Company has specified an earlier time at which it shall be irrevocable. Each Deferral Election shall remain in effect with respect to subsequently earned amounts unless the Eligible Person revokes or changes such Deferral Election. Any such revocation or change shall have prospective application only and must be made at a time at which a subsequent Deferral Election is permitted.

(c) Subsequent Deferral Elections. A Deferral Election (other than an initial Deferral Election) made with respect to a Deferred Compensation Award must meet the timing requirements for a subsequent deferral election as specified in Treasury Regulation Section 1.409A-2(b).

10.4. Deferral Account.

(a) Establishment of Deferral Accounts. The Company shall establish an account (“Deferral Account”) on its books for each Eligible Person who receives a grant of Deferred Shares or makes a Deferral Election. Deferred Shares shall be credited to the Grantee’s Deferral Account as of the Grant Date of such Deferred Shares. Deferral Accounts shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to Deferral Accounts. The obligation to make distributions of securities or other amounts credited to Deferral Accounts shall be an unfunded, unsecured obligation of the Company.

(b) Crediting of Dividend Equivalents. Except as otherwise provided in an Award Agreement, whenever dividends are paid or distributions made with respect to Shares, Dividend Equivalents shall be credited to Deferral Accounts on all Deferred Shares credited thereto as of the record date for such dividend or distribution. Such Dividend Equivalents shall be credited to the Deferral Account in the form of additional Deferred Shares in a number determined by dividing the aggregate value of such Dividend Equivalents by the Fair Market Value of a Share at the payment date of such dividend or distribution.

(c) Settlement of Deferral Accounts. The Company shall settle a Deferral Account by delivering to the holder thereof (which may be the Grantee or his/her Beneficiary, as applicable) a number of Shares equal to the whole number of Deferred Shares then credited to the Grantee’s Deferral Account (or a specified portion in the event of any partial settlement); provided, however, that any fractional Deferred Share remaining in the Deferral Account on the Settlement Date shall either be forfeited or distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional Share, as determined by the Committee. The Settlement Date for all Deferred Shares credited in a Grantee’s Deferral Account shall be determined in accordance with Code Section 409A and shall be specified in the applicable Award Agreement or Deferral Election. The Settlement Date for Deferred Shares, as may be permitted by the Committee in its discretion and as specified in the Award Agreement or Deferral Election, is limited to one or more of the following events: (i) a specified date within the meaning of Treasury Regulation Section 1.409A-3(i)(1); (ii) a Change in Control; (iii) the Grantee’s “separation from service” as provided in Treasury Regulation Section 1.409A-1(h); (iv) the Grantee’s death; (v) the Grantee’s Disability; or (vi) an “unforeseeable emergency” of the Grantee as provided in Treasury Regulation Section 1.409A-3(i)(3).

Section 11.

Performance Units

11.1. Grant of Performance Units. Subject to and consistent with the provisions of the Plan, Performance Units may be granted to any Eligible Person in such number and upon such terms, and at any time and from time to time, as shall be determined by the Committee. Performance Units shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall contain such terms and conditions not inconsistent with the provisions of the Plan as shall be determined by the Committee.

11.2. Value/Performance Goals. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine the number or value of Performance Units that will be paid to the Grantee at the end of the Performance Period. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Performance Goals for Awards of Performance Units may be set by the Committee at threshold, target and maximum performance levels with the number or value of the Performance Units payable directly correlated to the degree of attainment of the various performance levels during the Performance Period. Unless otherwise provided in an Award Agreement, no payment shall be made with respect to a Performance Unit Award if the threshold performance level is not satisfied. If Performance Goals are attained between the threshold and target performance levels or between the target and maximum performance levels, the number or value of Performance Units under such Award shall be determined by linear interpolation, unless otherwise provided in an Award Agreement. With respect to Covered Employees and to the extent the Committee deems it appropriate to comply with Code Section 162(m), all Performance Goals shall be based on objective Performance Measures satisfying the requirements for the Performance-Based Exception, and shall be set by the Committee within the time period prescribed by Code Section 162(m).

11.3. Earning of Performance Units. Except as provided in Section 13, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to payment based on the level of achievement of Performance Goals set by the Committee and as described in Section 11.2. If the Performance Unit is intended to comply with the Performance-Based Exception, the Committee shall certify the level of achievement of the Performance Goals in writing before the Award is settled. At the discretion of the Committee, the Award Agreement may specify that an Award of Performance Units is payable in cash, Shares, Restricted Shares or Restricted Share Units.

11.4.Adjustment on Change of Position. If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Committee determines that the Award, the Performance Goals or the Performance Period are no longer appropriate, the Committee may adjust, change, eliminate or cancel the Award, the Performance Goals or the applicable Performance Period, as it deems appropriate in order to make them appropriate and comparable to the initial Award, the Performance Goals or the Performance Period.

Section 12.

Annual Incentive Awards

12.1. Annual Incentive Awards. Subject to and consistent with the provisions of the Plan, Annual Incentive Awards may be granted to any Eligible Person in accordance with the provisions of this Section 12. The Committee shall designate the individuals eligible to be granted Annual Incentive Awards for a Year. In the case of an Annual Incentive Award intended to qualify for the Performance-Based Exception, such designation shall occur within the first ninety (90) days of such Year. The Committee may designate an Eligible Person as eligible for a complete or partial Year. The opportunity to be granted an Annual Incentive Award shall be evidenced by an Award Agreement or in such form as the Committee may approve, which shall specify the individual’s Bonus Opportunity, the Performance Goals, and such other terms not inconsistent with the Plan as the Committee shall determine.

12.2. Determination of Amount of Annual Incentive Awards.

(a) Aggregate Maximum. The Committee may establish guidelines as to the maximum aggregate amount of Annual Incentive Awards payable for any Year.

(b) Establishment of Performance Goals and Bonus Opportunities. For any Annual Incentive Award granted, the Committee shall establish Performance Goals for the Year (which may be the same or different for some or all Eligible Persons) and shall establish the threshold, target and maximum Bonus Opportunity for each Grantee for the attainment of specified threshold, target and maximum Performance Goals. In the case of an Annual Incentive Award intended to qualify for the Performance-Based Exception, such designation shall occur within the first ninety (90) days of the Year. Performance Goals and Bonus Opportunities may be weighted for different factors and measures as the Committee shall determine, and as provided under Section 4.4.

(c) Committee Certification and Determination of Amount of Annual Incentive Award. The Committee shall determine and certify in writing the degree of attainment of Performance Goals as soon as administratively practicable after the end of each Year but not later than sixty (60) days after the end of such Year. The Committee shall determine an individual’s maximum Annual Incentive Award based on the level of attainment of the Performance Goals (as certified by the Committee) and the individual’s Bonus Opportunity. The Committee may adjust an Annual Incentive Award, or delegate with respect to such an Award, as provided in Section 4.4. The determination of the Committee to reduce (or not pay) an individual’s Annual Incentive Award for a Year shall not affect the maximum Annual Incentive Award payable to any other individual. No Annual Incentive Award intended to qualify for the Performance-Based Exception shall be payable to an individual unless at least the threshold Performance Goal is attained.

(d) Termination of Service. If a Grantee has a Termination of Service during the Year, the Committee may, in its absolute discretion and under such rules as the Committee may from time to time prescribe, authorize the payment of an Annual Incentive Award to such Grantee in accordance with the foregoing provisions of this Section 12.2 and, in the absence of such determination by the Committee, the Grantee shall receive no Annual Incentive Award for such Year; provided, however, that, to the extent that an Annual Incentive Award is intended to comply with the Performance-Based Exception, the payment of such Award shall be determined based upon actual performance at the end of the Year and any payment of such Award shall be paid in accordance with Section 12.3, unless otherwise provided in the applicable Award Agreement in a manner compliant with Code Section 162(m).

12.3. Time of Payment of Annual Incentive Awards. An Annual Incentive Award shall be paid as soon as administratively practicable after the Committee determines the amount of the Award payable under this Section 12, but not later than March 15 of the calendar year immediately following the calendar year during which the end of the Year for which the Annual Incentive Award relates occurs.

12.4. Form of Payment of Annual Incentive Awards. An individual’s Annual Incentive Award for a Year shall be paid in cash, Shares, Restricted Shares, Options or any other form of an Award, or any combination thereof, as provided in the Award Agreement or in such form as the Committee may approve.

Section 13.

Dividend Equivalents

The Committee is authorized to grant Awards of Dividend Equivalents alone or in conjunction with other Awards (other than Options and SARs), on such terms and conditions as the Committee shall determine in accordance with the Plan and Code Section 409A. Unless otherwise provided in the Award Agreement, Section 9, or Section 10, Dividend Equivalents shall be paid immediately when accrued and, in no event, later than March 15 of the calendar year following the calendar year in which such Dividend Equivalents accrue. Unless otherwise provided in the Award Agreement, Section 9, or Section 10, if the Grantee incurs a Termination of Service prior to the date such Dividend Equivalents accrue, the Grantee’s right to such Dividend Equivalents shall be immediately forfeited. Notwithstanding the foregoing, no Dividend Equivalents may be paid with respect to unvested Performance Units.

Section 14.

Change in Control

14.1. Acceleration of Vesting. Unless otherwise provided in the applicable Award Agreement, upon the occurrence of (a) a Change in Control with respect to a particular Award, and (b) a Grantee’s involuntary Termination of Service (other than due to Cause) that occurs during the fifteen (15)-month period immediately following such Change in Control event, such Award shall become vested, all Restrictions shall lapse, and all Performance Goals shall be deemed to be met, as applicable; provided, however, that no payment of an Award shall be accelerated to the extent such payment would cause such Award to be subject to the adverse tax consequences under Code Section 409A. The Committee may, in its discretion, include such further provisions and limitations with respect to a Change in Control in any Award Agreement as it may deem desirable.

14.2. Special Treatment in the Event of a Change in Control. In order to maintain the Grantee’s rights upon the occurrence of any Change in Control with respect to an Award, the Committee, as constituted before such event, may, in its sole discretion, as to any such Award, either at the time the Award is made hereunder or any time thereafter: (a) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; and/or (b) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving entity after such Change in Control. Additionally, in the event of any Change in Control with respect to Options and SARs, the Committee, as constituted before such Change in Control, may, in its sole discretion (except as may be otherwise provided in the Award Agreement): (a) cancel any outstanding unexercised Option or SAR (whether or not vested) that has a per-Share Option Price or Strike Price (as applicable) that is greater than the Change in Control Price (defined below); or (b) cancel any outstanding unexercised Option or SAR (whether or not vested) that has a per-Share Option Price or Strike Price (as applicable) that is less than or equal to the Change in Control Price in exchange for a cash payment of an amount equal to (x) the difference between the Change in Control Price and the Option Price or Strike Price (as applicable), multiplied by (y) the total number of Shares underlying such Option or SAR that are vested and exercisable at the time of the Change in Control. The Committee may, in its discretion, include such further provisions and limitations in any Award Agreement as it may deem desirable. The “Change in Control Price” means the lower of (a) the per-Share Fair Market Value as of the date of the Change in Control, or (b) the price paid per Share as part of the transaction which constitutes the Change in Control.

Section 15.

Amendments and Termination

15.1. Amendment and Termination.

(a) Subject to Section 15.2, the Board may at any time amend, alter, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s shareholders; provided, however, that (i) any amendment shall be subject to the approval of the Company’s shareholders if such approval is required by any federal or state law or regulation or any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and (ii) any Plan amendment or termination will not accelerate the timing of any payments that constitute non-qualified deferred compensation under Code Section 409A so as to result in adverse tax consequences under Code Section 409A.

(b) Subject to Section 15.2, the Committee may amend the terms of any Award Agreement, prospectively or retroactively, in accordance with the terms of the Plan.

15.2. Previously Granted Awards. Except as otherwise specifically provided in the Plan (including Sections 3.2(k), 3.2(n), 5.5, and this Section 15.2) or an Award Agreement, no termination, amendment or modification of the Plan shall adversely affect in any material respect any Award previously granted under the Plan or an Award Agreement without the written consent of the Grantee of such Award. Notwithstanding the foregoing, the Board or the Committee (as applicable) shall have the authority to amend the Plan and outstanding Awards to the extent necessary or advisable to account for changes in applicable law, regulations, rules, accounting principles, corporate governance standards, or other written guidance without a Grantee’s consent.

Section 16.

Beneficiary Designation

Each Grantee under the Plan may, from time to time, name any Beneficiary or Beneficiaries (who may be named contingently or successfully) to whom any benefit under the Plan is to be paid in case of his/her death before he/she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Grantee in writing with the Company during the Grantee’s lifetime. In the absence of any such designation, the Grantee’s estate shall be the Grantee’s Beneficiary.

Section 17.

Withholding

17.1. Required Withholding.

(a) The Committee in its sole discretion may provide that when taxes are to be withheld in connection with the exercise of an Option or a SAR, upon the lapse of Restrictions on an Award, or upon payment of any benefit or right under the Plan (the Exercise Date, the date such Restrictions lapse, or the date such payment of any other benefit or right occurs hereinafter referred to as the “Tax Date”), the Grantee may be required or may be permitted to elect to make payment for the withholding of federal, state and local taxes, including Social Security and Medicare taxes (“FICA”), by one or a combination of the following methods:

(i) payment of an amount in cash equal to the amount to be withheld;

(ii) requesting the Company to withhold from those Shares that would otherwise be received upon exercise of an Option or a SAR, upon the lapse of Restrictions, or upon settlement of any other Award a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or

(iii) withholding from any compensation otherwise due to the Grantee.

The Committee in its sole discretion may provide that the maximum amount of tax withholding upon exercise of an Option or a SAR or in connection with the settlement of any other Award to be satisfied by withholding Shares pursuant to Section 17.1(a)(iii) above shall not exceed the minimum amount of taxes, including FICA taxes, required to be withheld under federal, state, and local law. An election by the Grantee under this Section 17.1(a) is irrevocable. Any fractional share amount and any additional withholding obligation not satisfied by the withholding or surrender of Shares shall be paid in cash. If no timely election is made, the Grantee must deliver cash to satisfy all tax withholding requirements, unless otherwise provided in the Award Agreement.

(b) Any Grantee who makes a Disqualifying Disposition (as defined in Section 6.5(f)) or an election under Code Section 83(b) shall remit to the Company an amount sufficient to satisfy all resulting tax withholding requirements in the same manner as set forth in Section 17.1(a).

(c) No Award shall be settled, whether in cash or in Shares, unless the applicable tax withholding requirements have been met to the satisfaction of the Committee.

17.2. Notification under Code Section 83(b). If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Shares, makes the election permitted under Code Section 83(b) to include in such Grantee’s gross income in the year of transfer the amounts specified in Code Section 83(b), then such Grantee shall notify the Company of such election within ten (10) days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b). The Committee may, in connection with the grant of an Award or at any time thereafter, prohibit a Grantee from making the election described above.

Section 18.

General Provisions

18.1. Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, other than its law respecting choice of laws and applicable federal law.

18.2. Severability. If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, it shall be stricken and the remainder of the Plan and any such Award shall remain in full force and effect.

18.3. Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

18.4. Requirements of Law. The granting of Awards and the delivery of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges or markets as may be required. Notwithstanding any provision of the Plan or any Award Agreement, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company (or any Subsidiary) shall not be obligated to deliver any Shares or deliver benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee, the Company or a Subsidiary of any applicable law or regulation.

18.5. Limit on Repricing. Without the approval of shareholders, neither the Committee nor the Board will amend or replace previously granted Options or SARs in a transaction that constitutes “repricing,” which for this purpose means any of the following or any action that has the same effect: (a) lowering the exercise price of an Option or SAR after it is granted; (b) any other action that is treated as a repricing under generally accepted accounting principles; and/or (c) cancelling an Option or SAR at a time when its exercise price exceeds the Fair Market Value of the underlying Stock, in exchange for another Award, other equity, cash or other property; provided, however, that the foregoing transactions shall not be deemed a repricing if done pursuant to an adjustment authorized under Section 4.2.

18.6. Securities Law Compliance. If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any securities exchange or market upon which Shares may be listed, the Committee may impose any restriction on Awards or Shares acquired pursuant to Awards under the Plan as it may deem advisable. All evidence of Share ownership delivered pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations or other requirements of the SEC, any securities exchange or market upon which Shares are then listed, and any applicable securities law. If so requested by the Company, the Grantee shall make a written representation and warranty to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended, and any applicable state securities law or unless he/she shall have furnished to the Company an opinion of counsel, in form and substance satisfactory to the Company, that such registration is not required.

If the Committee determines that the exercise or non-forfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any national securities exchange or national market system on which any of the Company’s equity securities are listed, then the Committee may postpone any such exercise, non-forfeitability or delivery to comply with all such provisions at the earliest practicable date.

18.7. Code Section 409A. To the extent applicable and notwithstanding any other provision of the Plan, the Plan and Award Agreements hereunder shall be administered, operated and interpreted in accordance with Code Section 409A, including any regulations or other guidance that may be issued after the date on which the Board approves the Plan; provided, however, that, in the event that the Committee determines that any amounts payable hereunder may be taxable to a Grantee under Code Section 409A prior to the payment and/or delivery to such Grantee of such amount, the Company may (a) adopt such amendments to the Plan and related Award, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder, and/or (b) take such other actions as the Committee determines necessary or appropriate to comply with or exempt the Plan and/or Awards from the requirements of Code Section 409A. The Company and its Subsidiaries make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan, and, notwithstanding the above provisions and any agreement or understanding to the contrary, if any Award, payments or other amounts due to a Grantee (or his or her beneficiaries, as applicable) results in, or causes in any manner, the application of any adverse tax consequence under Code Section 409A or otherwise to be imposed, then the Grantee (or his or her Beneficiaries, as applicable) shall be solely liable for the payment of, and the Company and its Subsidiaries shall have no obligation or liability to pay or reimburse (either directly or otherwise) the Grantee (or his or her Beneficiaries, as applicable) for, any such adverse tax consequences. In the case of any Deferred Compensation Award (in addition to Deferred Shares), the provisions of Section 10.4 relating to permitted times of settlement shall apply to such Award. If any Deferred Compensation Award is payable to a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)), then such payment, to the extent payable due to the Grantee’s Termination of Service and not otherwise exempt from Code Section 409A, shall not be paid before the date that is six (6) months after the date of such Termination of Service (or, if earlier, such Grantee’s death).

18.8. Clawback. Notwithstanding anything to the contrary in the Plan or any Award Agreement, any Award (including any proceeds, gains, or other economic benefit actually or constructively received by the Grantee thereof upon the receipt or exercise of such Award or the receipt or resale of Shares underlying such Award) shall be subject to the provisions of any clawback or recoupment policy adopted by the Board and/or the Committee, including any such policy adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules or regulations promulgated and in effect thereunder, or any SEC or securities exchange rule.

18.9. Military Service. Awards shall be administered in accordance with Code Section 414(u) and the Uniformed Services Employment and Reemployment Rights Act of 1994.

18.10. Mitigation of Excise Tax. If any payment or right accruing to a Grantee under the Plan (without the application of this Section 18.10), either alone or together with other payments or rights accruing to the Grantee from an Employer (“Total Payments”), would constitute a “parachute payment” (as defined in Code Section 280G), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Code Section 4999 or being disallowed as a deduction under Code Section 280G. The determination of whether any reduction in the rights or payments under the Plan is to apply shall be made by the Committee in good faith after consultation with the Grantee, and such determination shall be conclusive and binding on the Grantee. The Grantee shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose.

18.11. No Rights as a Shareholder. No Grantee shall have any rights as a shareholder of the Company with respect to the Shares (except as provided in Section 8.7 with respect to Restricted Shares) that may be deliverable upon exercise or payment of such Award until such Shares have been delivered to him/her.

18.12. Awards Not Taken into Account for Other Benefits. Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of an Employer, except as such plan shall otherwise expressly provide, or (b) any Employment Agreement to which the Grantee is subject, except as such agreement shall otherwise expressly provide.

18.13. Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for employees as it may deem desirable.

18.14. No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Grantee or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

18.15. No Right to Continued Service or Awards. No employee, director, or consultant shall have the right to be selected to receive an Award under the Plan or, having been so selected, to be selected to receive a future Award. The grant of an Award shall not be construed as giving a Grantee the right to be retained in the employ of the Company or any Subsidiary or to be retained as a director of or consultant to the Company or any Subsidiary. Further, the Company or a Subsidiary may at any time terminate the service of a Grantee free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

18.16. Construction. The following rules of construction will apply to the Plan: (a) the word “or” is disjunctive but not necessarily exclusive and (b) words in the singular include the plural, words in the plural include the singular, and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine genders include the neuter gender. The headings of sections and subsections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

18.17. No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

18.18. Plan Document Controls. This Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided, however, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.